Exhibit 4(q)

              JULY 1997 BRIDGE NOTE AND WARRANT PURCHASE AGREEMENT

         THIS JULY 1997 BRIDGE NOTE AND WARRANT PURCHASE AGREEMENT (this "Agreement") is made effective as of July 25, 1997 by and between Sandbox Entertainment Corporation, a Delaware corporation ("Sandbox"), and ___________________________, whose address is __________________________________
("Purchaser").

         PREMISES:   Sandbox  desires  to  borrow  $_______  (the  "Loan")  from
Purchaser, and Purchaser is willing to make such Loan to Sandbox in consideration of Sandbox issuing to Purchaser a Convertible Promissory Note evidencing the Loan in the form attached hereto as Exhibit I (the "Note") and a warrant to purchase _______ shares of the Series A Preferred Stock, $.001 par value, of Sandbox (the "Warrant Shares"), a form of which is attached to this Agreement as Exhibit II (the "Warrant"), on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, Sandbox and Purchaser agree as follows:

         1. Issuance, Sale and Delivery of the Note and the Warrant. At the Closing (defined in Section 2) Sandbox agrees to issue and deliver to Purchaser and Purchaser agrees to receive from Sandbox the Note and the Warrant in consideration of Purchaser making the Loan to Sandbox .

         2. Closing. The issuance and delivery of the Note and the Warrant shall take place at the offices of Sandbox on July 25, 1997 at 10 a.m. local time, or at such other location, date and time as may be agreed upon between Purchaser and Sandbox (such transaction being the "Closing" and such date and time being the "Closing Date"). At the Closing Sandbox shall issue and deliver to Purchaser the Note and the Warrant registered in the name of Purchaser. In exchange for such delivery, Purchaser shall deliver its check payable to the order of "Sandbox Entertainment Corporation" in the amount of the Loan, or a wire transfer of such amount, as agreed by the parties.

         3. Representations and Warranties of Sandbox. Sandbox represents and warrants to Purchaser as follows:

                  (a) Organization and Standing; Charter and Bylaws. Sandbox has requisite corporate power and authority to own its property and to carry on its business as presently conducted or as proposed to be conducted. Sandbox has all requisite legal and corporate power to sell and issue the Note, Warrant and the Warrant Shares to Purchaser and in all other respects to carry out and perform its obligations under this Agreement.

                  (b) Capitalization. The authorized capital stock of Sandbox is set forth on Exhibit III attached hereto. All issued and outstanding shares of Sandbox listed therein have been duly authorized and validly issued and are fully paid and nonassessable. Sandbox has reserved sufficient shares of Series A Preferred Stock and/or of Common Stock for the exercise and/or conversion of the Series A Preferred Stock, stock options and warrants set forth in Exhibit III.

                  (c) Authorization. All corporate action on the part of Sandbox necessary for the authorization, execution, and delivery of this Agreement, and performance of all of Sandbox's obligations hereunder, including issuance and delivery of the Note, the Warrant and the Warrant Shares, shall have been taken prior to the Closing.

                  (d) Corporate Law Status. When the Note, Warrant, and the Warrant Shares have been issued, delivered and paid for in accordance with this Agreement, the Note, and the Warrant, they will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through any act or omission on the part of Sandbox. With the exception of the rights of first offer held by the holders of the Series A Preferred Stock of Sandbox pursuant to Section 2.1 of that certain Investor Rights Agreement (the "Investor Rights Agreement") dated as of February 13, 1996 among Sandbox and certain Investors (as defined therein), for which appropriate consents and waivers have been obtained, the issuance, sale or delivery of the Note, the Warrant and the Warrant Shares are not subject to any preemptive right of stockholders of Sandbox or to any right of first refusal or other right in favor of any person that has not been waived in writing.

                  (e) Validity. This Agreement has been duly executed and delivered by Sandbox and constitutes the legal, valid and binding obligation of Sandbox, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally, and except as enforceability may be subject to general principles of equity, whether applied in a court of equity or at law or by an arbitration panel.

         4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sandbox, and where so stated, promises as follows:

                  (a) Unregistered Securities. Purchaser understands that the Note, the Warrant and the Warrant Shares (the "Securities") have not been registered under the Securities Act of 1933 or any state securities laws
(collectively, "Securities Laws") in reliance upon an exemption from registration accorded for nonpublic offerings. Purchaser further recognizes that the Securities may not be sold unless they and the transaction in which they are to be sold has been registered under the Securities Laws or an exemption from registration is available for such sale. Purchaser accepts that the Securities will each bear a legend to that effect. Further, Purchaser recognizes that Sandbox has made no representations as to registration of the Securities under the Securities Laws.

                  (b) Investment Intent. Purchaser is acquiring the Securities for its own account for investment and not with a view to resale or distribution. The Purchaser promises that it will not sell, hypothecate, transfer or otherwise dispose of the Securities, or attempt so to do, unless they have been registered, to the extent applicable, under the Securities Laws or, in the opinion of counsel reasonably acceptable to Sandbox and its counsel, an exemption from registration is available.

                  (c) Negotiation; Access to Information. The terms of Purchaser's purchase of the Securities were established by negotiations between Purchaser and Sandbox 's representative, and in connection therewith, Purchaser was given access to the relevant information it requested concerning Sandbox 's condition and operations, and the opportunity to ask questions of and receive
answers  from  Sandbox  's  representatives.   Purchaser  is  knowledgeable  and
experienced  in  financial  and  business  matters  and,  on  the  basis  of the information it received concerning Sandbox 's condition and operations, Purchaser is in a position to make an informed investment decision concerning its investment in the Securities and the risks attending such investment. Further, in light of its financial position, Purchaser is able to bear the economic risks of investment in the Securities.

                  (d) Accredited Investor. Purchaser acknowledges that he/she/it is an "accredited investor" as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and shall submit to Sandbox such further assurances of such status as may be reasonably requested by Sandbox.

                  (e) Legends; Stop Transfer Orders. Purchaser hereby consents and agrees that Sandbox may imprint on any certificate evidencing the Securities an appropriate legend or notification to the effect that such shares are not freely transferable and may be transferred only in compliance with applicable securities laws. Purchaser further consents and agrees that Sandbox may give appropriate "stop order" instructions in this regard to any transfer agent for the Securities.

                  (f) Compliance; Indemnity. Purchaser hereby expressly promises not to offer for sale or sell any of the Securities, or any interest therein, except in compliance with the Securities Act and other applicable securities laws and regulations, including those of the State of Arizona. Purchaser hereby promises to indemnify Sandbox , together with its officers and directors, against any and all liabilities, losses, damages and expenses (including reasonable attorney fees) arising (directly or indirectly) from or in connection with Purchaser's disposition of any of the Securities, or any interest therein, in violation of (or allegedly in violation of) applicable securities laws or regulations, including all such expenses incurred in connection with the defense against any such claim.

                  (g) Delivery of Investment Letter upon Exercise of Warrant. At the request of Sandbox, Purchaser shall deliver upon exercise of the Warrant an investment letter in form and substance substantially to the effect of Sections 4(a)-(e) above.

         5. Conditions to the Obligations of Purchaser. The obligation of Purchaser to make the Loan and receive the Note and the Warrant on the Closing Date is, at Purchaser's sole option, subject to satisfaction on or before the Closing Date of the following conditions:

                  (a) Representations and Warranties to Be True. The representations and warranties contained in Section 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) Performance. Sandbox shall have performed and complied with all agreements contained herein and required to be performed or complied with by it prior to or at the Closing Date.

                  (c) Proceedings. All corporate and other proceedings to be taken by Sandbox in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel.

         6. Conditions to the Obligations of Sandbox. The obligation of Sandbox to issue the Note and the Warrant on the Closing Date is subject to satisfaction on or before the Closing Date of the following condition:

                  (a) Consents and Waivers Received. Sandbox shall have obtained all necessary consents and waivers from the Investors (as that term is defined in the Investor Rights Agreement) pursuant to Section 2.1 of the Investor Rights Agreement in connection with the issuance of the Note and the Warrant, including but not limited to a consent to the treatment of the Warrant Shares and any shares issuable to Purchaser upon conversion of the Note as "Shares" under the Investor Rights Agreement and a waiver of the rights of first offer under the Investor Rights Agreement by the Investors in connection with the issuance of the Note and Warrant.

         7. Reissuance of the Note and the Warrant. Sandbox agrees to reissue a new Note and a new Warrant pursuant to the terms set forth on Exhibit IV if the conditions set forth on Exhibit IV are not achieved.

         8. Miscellaneous.

                  (a) Survival. All covenants, representations and warranties made herein shall survive the Closing.

                  (b) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Arizona as applied to agreements entered into and performed entirely in the State of Arizona by residents thereof.

                  (c) Notices. Any notice or other document required or permitted to be given or delivered to Purchaser shall be delivered at, or sent by certified or registered mail to, Purchaser at the address written on the first page of this Agreement, or to such other address as shall have been furnished to Sandbox in writing by Purchaser. Any notice or other document required or permitted to be given or delivered to Sandbox shall be delivered at or sent by registered or certified mail to, Sandbox at 2231 East Camelback Road, Suite 324, Phoenix, AZ 85016, or to such other address as shall have been furnished in writing to Purchaser by Sandbox. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

                  (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and both of which together shall constitute one instrument.

                  (e) Entire Agreement; Amendment. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         IN WITNESS WHEREOF, Sandbox and the Purchaser have executed this Agreement as of the day and year first above written.

                                            SANDBOX:

                                            SANDBOX ENTERTAINMENT CORPORATION



                                            By:    __________________________
                                            Title: __________________________


                                            PURCHASER:


                                            ___________________________


                                            By:    __________________________
                                            Title: __________________________

                                    EXHIBIT I

                                     WARRANT

                                   EXHIBIT II

                           CONVERTIBLE PROMISSORY NOTE

                                   EXHIBIT III

                        SANDBOX ENTERTAINMENT CORPORATION
                             Capitalization Schedule
                               As of July 21, 1997

                          I. AUTHORIZED CAPITALIZATION

Total Common Stock, $.001 par value:                                  10,000,000
Total Series A Convertible Preferred Stock, $.001 par value:           3,500,000
                                                                      ----------

Total                                                                 13,500,000

                                 II. OUTSTANDING

Total Common Outstanding                             3,136,429
Total Preferred Outstanding                          1,981,250
         Total Outstanding                                             5,117,679

Total Warrants/Options Outstanding                                     1,705,416
                                                                       ---------

Total Common Outstanding - Fully Diluted(1)                            6,823,095

------------------
         (1) Assumes exercise of all outstanding warrants and options and conversion of all outstanding preferred.

                                   EXHIBIT IV

                         Reissuance of Note and Warrant
                         ------------------------------

         A. Upon the failure of any of the conditions set forth in Paragraph B below, Sandbox shall within thirty (30) days of such failure reissue the Note and the Warrant to Purchaser with the following changes:

                  1. The Definition of "Series A Conversion Price" in the Note shall be deleted and replaced with the following:

                  "'Series A Conversion Price' shall mean $0.20 per share."

                  2. The definition of "Warrant Price" in the Warrant shall be deleted and replaced with the following:

                  "'Warrant Price' shall mean Twenty Cents ($.20) per share, subject to adjustment in accordance with Section 5, or, if the provisions of Section 9 hereof apply, the New Series Conversion Price.

         B. The following events shall occur by close of business on the following dates:

                  1. Sandbox shall have received funds (by check or wire) from individuals or entities in an additional amount of at least $125,000 (net of commissions or finders' fees) on August 8, 1997;

                  2. Sandbox shall have a written commitment from individuals or entities to loan Sandbox an additional $100,000 (net of commissions or finders' fees) by close of business on August 15, 1997; and

                  3. Sandbox shall have received funds (by check or wire) from individuals or entities in an additional amount of at least $100,000 (net of commissions or finders' fees) on September 26, 1997.

Schedule to Exhibit 4(q) - Form of July 1997 Bridge Note and Warrant Purchase Agreement.

List of Purchasers, Amounts Borrowed and Shares Under the Warrants:

Purchaser                  Address of Purchaser                   Amount              Shares Under the
---------                  --------------------                   ------              ----------------
                                                                  Borrowed            Warrant
                                                                  --------            -------
Wasatch Venture            One South Main, Suite 1340             $100,000                     125,000
Corporation                Salt Lake City, UT  84111
Newtek Ventures            500 Washington Street                   $60,000                      75,000
II, L.P.                   Suite 720
                           San Francisco, CA 94111
Sundance Venture           c/o Anderson & Wells                   $100,000                     125,000
Partners, L.P.             400 East Van Buren
                           Suite 750
                           Phoenix, AZ 85004
Wayne Sorensen             1925 East Michigan Avenue               $10,000                      12,500
                           Salt Lake City, UT  85108